Subject Line: Oracle Buys Textura – Join All-Hands Meeting at 10:00am CDT
Employees;

We have signed an agreement to be acquired by Oracle, pending customary closing conditions. Oracle Primavera and Textura will form the Oracle Engineering and Construction Global Business Unit, offering a comprehensive cloud-based project control and execution platform that manages all phases of engineering and construction projects.

I am certain this news will generate many questions for our customers, our partners, and of course, all of you. I am very excited to share with you the details surrounding this announcement and what it means for our company and employees. Please plan on attending a mandatory All Hands meeting today at 10am CDT to review the strategic rationale, benefits, and next steps associated with this pending acquisition. Representatives from Oracle will be on hand to help answer your questions.

Join All-Hands Meeting at 10:00am CDT – please be in designated area 10 minutes prior to call time.

•	Deerfield, IL staff: please join in first floor Cafe

◦	Coordinator/Dial-in Sheri Villani

•	Chicago, IL staff: please join in center café area

o	Coordinator/Dial-in Shane Griffin

•	Bountiful, UT Managers: please join in Break Room

o	Coordinator/Dial-in Bruce Hacking

•	Des Moines, IA Managers: please join in Bat Cave

o	Coordinator/Dial-in Will Hipwell

•	Phoenix, AZ Managers: Central meeting area per Ryan

o	Coordinator/Ryan Wills

•	Latista staff: Dial-in individually

•	All International locations staff: Dial-in individually

•	All remote or out office staff: Dial-in individually

All questions that you have should directed to your coordinator at each site to email me to me directly @ sheri.villani@texturacorp.com
If you are remote feel to email me directly.

Please make every effort to join manager teams in the designated room to reduce the number of dial-in’s.
Please refer to the call details below and plan to dial in at least 5 minutes in advance of the start time.

Conference call details:

US: 1-888-204-5987
UK: 0808-234-9609
Australia: 1-800-76-9336
Russia: 602-333-2017 or 888-204-5987
Germany: 0800-181-8628

Access Code: 3629665

I look forward to speaking with you all.

Regards,
Dave